Exhibit 10.12
FIRST AMENDMENT
TO
THE PROGRESSIVE CORPORATION
2003 INCENTIVE PLAN
WHEREAS, The Progressive Corporation 2003 Incentive Plan (the “Plan”) is currently in effect; and
WHEREAS, it is deemed desirable to amend the Plan;
NOW, THEREFORE, the Plan is hereby amended in the respects, and as of the effective dates, hereinafter set forth:

A.	Amendment Subject to Shareholder Approval
1. Subject to subparagraph A.2. below, the definition of the term “Performance Goals”, as set forth in Section 1(c) of the Plan, is hereby amended and restated in its entirety to provide as follows:
““Performance Goals” means the performance goals established by the Committee with respect to any Award, which shall be based on one or more of the following measures:

•	Profitability, which will be measured by one of the following, as designated by the Committee:

•	combined ratio

•	weighted combined ratio

•	variation in combined ratio from a targeted combined ratio

•	cohort combined ratio (the expected lifetime combined ratio for a group of policies commencing during a specified time period)

•	return on equity, or

•	return on revenue; and

•	Growth, which will be measured by changes from year to year or during a Plan year in one of the following, as designated by the Committee:

•	policies in force

•	vehicles insured

•	net earned premiums

•	earned premium per policy or per vehicle

•	earned car years, or

•	net written premiums.
Performance goals may be measured on a company-wide, subsidiary or business unit basis, or any combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.”
2. The amendment included in Paragraph A.1. above is subject to approval by the holders of The Progressive Corporation’s Common Shares, $1.00 par value (“shareholders”) in accordance with the requirements of Section 162(m) of the Code. If shareholders do not approve such amendment at the

Annual Meeting of Shareholders in April 2007, Paragraph A.1 only of this First Amendment shall automatically terminate and be of no further force or effect.

B.	Amendments Not Requiring Shareholder Approval
1. For all Awards (as defined in the Plan) to be made after February 2007, Section 5(b)(8) of the Plan is hereby amended and restated in its entirety to provide as follows:
“Except as provided in this Section 5(b)(8), Section 5(b)(7) or Section 5(b)(9), the Participant shall have, with respect to the shares of Restricted Stock awarded, all of the rights of a shareholder of the Company, including the right to vote the Stock and the right to receive any dividends. However, notwithstanding the preceding provisions of this Section 5(b)(8), each Participant’s rights to receive cash dividends on shares of Restricted Stock awarded on or after March 1, 2007 (“Restricted Cash Dividends”) shall be subject to all the terms and conditions regarding vesting and forfeitability that apply to the shares of Restricted Stock to which such Restricted Cash Dividends relate, as set forth in this Plan and the applicable Award Agreement, and each Participant will be paid such Restricted Cash Dividends only if the Restricted Stock to which the Restricted Cash Dividends relate vests, and all restrictions with respect thereto lapse. In addition, the following provisions shall apply with respect to such Restricted Cash Dividends:

(a)
All Restricted Cash Dividends shall accrue interest in accordance with Section 5(b)(8)(D) below for the period beginning on the date such Restricted Cash Dividends otherwise would have been paid, but for the provisions of this Section 5(b)(8), and ending on the payment date described below.

(b)
All Restricted Cash Dividends, together with interest calculated in accordance with Section 5(b)(8)(D) below, shall be paid within sixty (60) days following the date the shares of Restricted Stock to which the Restricted Cash Dividends relate vests, and any restrictions with respect thereto lapse. The payment shall be made in cash and will be subject to and reduced by any taxes required to be withheld. To the extent required by Section 409A of the Code, each payment to a Participant who is a “specified employee”, as defined in Section 409A of the Code, shall be delayed for six months following the date such payment otherwise would have been made under the provisions of this Section 5(b)(8).

(c)
All Restricted Cash Dividends and interest accrued thereon pursuant to Section 5(b)(8)(D) below, shall be recorded as a liability on the books of the Company. All payments of Restricted Cash Dividends, and interest accrued thereon pursuant to Section 5(b)(8)(D) below, shall be made from the Company’s general funds and in no event shall any Participant or other person have any proprietary rights of any nature with respect to any funds, securities or other property owned by the Company or have any claims or rights to any payment hereunder that are superior to any claims or rights of any general creditor of the Company.

(d)
Interest shall accrue on all Restricted Cash Dividends at a rate equal to the one month U.S. Dollar LIBOR, as in effect from time to time, compounded monthly. Under no circumstances may the interest rate applied hereunder exceed a rate that is 120% of the applicable federal long-term rate (monthly) (as determined by the Internal Revenue Service pursuant to Section 1274(d) of the Code).

(e)
If any shares of Restricted Stock are forfeited in accordance with the terms of this Plan and the related Restricted Stock Award Agreement, then any Restricted Cash Dividends relating to such shares, and interest accrued thereon, shall also be forfeited.

Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.
To the extent any provision of this Section 5(b)(8) is subject to Section 409A of the Code, the provision will be construed and interpreted to the maximum extent reasonably possible to comply with Section 409A. Notwithstanding the foregoing, dividends on shares of Restricted Stock awarded to Participants on or after March 1, 2007, shall not be subject to the vesting and forfeitability conditions that apply to the shares of Restricted Stock to which such dividends relate, and such dividends shall be paid in cash to the Participants at the time that cash dividends are paid generally to shareholders of the Company, to the extent that such dividends would otherwise be treated as deferred compensation in excess of the applicable limitation under Section 409A of the Code or other applicable federal law limitations on the amount of deferrals under non-qualified deferred compensation plans.”
2. For all Awards to be made after February 2008, Section 5(b)(13)(D)(i) of the Plan is hereby amended and restated in its entirety to provide as follows:
“(i) Qualified Retirement – any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (other than death, Disability or an involuntary termination for Cause) if, at or immediately prior to the date of such termination, the Participant satisfies both of the following conditions:

(a)	the Participant is 55 year of age or older; and

(b)	the Participant has completed at least fifteen (15) years of service as an employee of the Company or its Subsidiaries or Affiliates.”

3. For all Awards to be made after February 2007, Section 7(c) of the Plan is hereby amended and restated in its entirety to provide as follows:
“(c) Definition of Potential Change in Control. For purposes of Section 7(a), a “Potential Change in Control” means the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Company representing five percent or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.”
4. For all Awards to be made after February 2007, a new Subsection (k) is hereby added to Section 10, as follows:
“(k)(i) If (A) Performance-Based Restricted Stock vests hereunder on the basis of the achievement of certain financial or operating results (which includes, for purposes hereof, all of the Performance Goals that are available to the Committee under this Plan), (B) those financial or operating results were incorrect and were subsequently the subject of a restatement by Progressive within three (3) years after the date of vesting, and (C) the vesting event would not have occurred if the actual financial or operating results had been known at the time, then the Company shall have the right of recoupment from any executive officer who received shares of Stock upon such vesting or who elected to defer such shares at vesting; provided, however, that the Company will not have this right of recoupment if the Committee determines that, notwithstanding such restatement, such Performance-Based Restricted Stock would have nonetheless vested thereafter based on the Company’s actual operating or financial results.

The Company will have this right of recoupment whether or not the executive officer in question was at fault or responsible in any way in causing such restatement In such circumstances, the Company will have the right to recover from each executive officer, and each such executive officer will refund to the Company, at the Company’s discretion, either (X) a number of Shares equal to the number of Shares of Performance-Based Restricted Stock which vested, or which such Participant elected to defer, upon the vesting thereof based on the incorrect operating or financial results, or (Y) the dollar equivalent of such number of Shares as of the date of such vesting, without interest. Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested Awards made hereunder, credits against future bonus or other incentive payments or awards, or other appropriate mechanism.
(ii) If any Participant engaged in fraud or other misconduct (as determined by the Committee or the Board, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used to determine the vesting of Performance-Based Restricted Stock hereunder, the Company will have the right to recoup from such Participant, and the Participant will transfer or pay to the Company upon demand, in the Company’s discretion, either (A) a number of shares of Stock equal to the number of Shares of Performance-Based Restricted Stock which vested, or which such Participant elected to defer, upon the vesting thereof based on the incorrect operating or financial results, or (B) the dollar equivalent to such number of shares determined as of the date of such vesting, plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from such vesting date. The Company further shall have the right to terminate and cancel any and all Awards previously made to such Participant at any time hereunder that are then unvested, and to recover from such Participant the Company’s costs and expenses incurred in connection with recovering such Shares or funds from Participant and enforcing its rights under this subsection (ii), including, without limitation, reasonable attorneys fees. There shall be no time limit on the Company’s right to recover such amounts under this subsection (ii), except as otherwise provided by applicable law.
(iii) The rights contained in this subsection (k) shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under this Plan or under any applicable law or regulation.